Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-173025 and No. 333-162885) of Merck & Co., Inc. of our report dated June 24, 2026, relating to the financial statements and supplemental schedule of the MSD Employee Stock Purchase and Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 24, 2026